Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza’s AZ-004 (Staccato® Loxapine) Phase 3 Trial Meets Primary
Endpoint of Treating Acute Agitation in Schizophrenic Patients
Conference Call Scheduled for Today — Tuesday, September 2, 2008
at 5:00 p.m. Eastern Time
Mountain View, California — September 2, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced positive results from its first Phase 3 clinical trial of AZ-004 (Staccato® loxapine) in schizophrenic patients with acute agitation. Both the 5 mg and 10 mg doses of AZ-004 met the primary endpoint of the trial, which was a statistically significant reduction in agitation from baseline to the 2-hour post-dose time point, compared to placebo. AZ-004 is an inhalation product candidate being developed for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. AZ-004 is being developed through Symphony Allegro, a product development partnership formed between Alexza and Symphony Capital, LLC.
“Alexza initiated the first Phase 3 clinical trial of our lead program in late February and completed enrollment in less than four months, and today we are reporting positive top-line results for the primary and secondary endpoints,” said James V. Cassella, PhD, Alexza Senior Vice President, Research and Development. “We believe that the ability to provide loxapine via our Staccato technology, thus combining a drug with a well-established mechanism of action with rapid absorption and patient self-administration, makes AZ-004 a potentially important new drug candidate for treating acute agitation.”
“The clinical data we have seen to date, in terms of both efficacy and side-effect profiles, are compelling,” said Michael H. Allen, MD, Director of Research, University of Colorado Depression Center. “There is a significant unmet medical need to treat acute agitation with new therapies that provide rapid onset of predictable effect and are delivered in a patient-friendly, non-invasive manner.”
Phase 3 Clinical Trial Design
The AZ-004 clinical trial enrolled 344 schizophrenic patients with acute agitation at 24 U.S. clinical centers. The trial was designed as an in-clinic, multi-center, randomized, double-blind, placebo-controlled study and tested AZ-004 at two dose levels, 5 mg and 10 mg. Patients were eligible to receive up to 3 doses of study drug in a 24-hour period, depending on their clinical status. Only one dose of study drug was allowed during the first 2 hours of the study period.

The primary endpoint for the study was the change from baseline in the PANSS (Positive and Negative Symptom Scale) Excited Component score (also known as PEC score), measured at 2 hours after the first dose. The key secondary endpoint was the Clinical Global Impression-Improvement (CGI-I) score, measured at 2 hours after the first dose. All results were considered statistically significant at the p < 0.05 level, as compared to placebo, and all analyses were made on an intent-to-treat basis. Various additional assessments of a patient’s agitation state were conducted at serial time points using the PEC scale over the first 4-hour post-dose time period, with follow-up assessments at the end of the 24-hour study period. Side effects were recorded for each patient throughout their 24-hour study period.
Primary Efficacy Endpoint
Both the 5 mg and the 10 mg dose of AZ-004 met the primary endpoint of the clinical trial, showing a statistically significant improvement in the 2-hour post-dose PEC score, compared to placebo.
PEC Scores (Mean Values)

			p-Value for Change
Study Arm	Baseline	2-Hour Post-Dose	from Baseline vs. Placebo
10 mg AZ-004 (n=112)	17.6	9.0	< 0.0001
5 mg AZ-004 (n=116)	17.8	9.8	0.0004
Placebo (n=115)	17.4	11.8	—
Key Secondary Efficacy Endpoint
A Clinical Global Impression-Severity (CGI-S) scale rating of agitation was completed at baseline for each patient, prior to AZ-004 administration, to ensure comparability across groups. The CGI-S scale ranges from 1 (normal) to 7 (among the most extremely agitated patients). Scores were similar across the three dose groups with a range of 3.9 to 4.1.
In addition to the PEC score, the Clinical Global Impression-Improvement (CGI-I) is another commonly used scale to measure the reduction of agitation in patients over time, normally following therapeutic treatment. The CGI-I standard scale ranges from 1 (very much improved) to 7 (very much worse). At the 2-hour post-dose time point, a CGI-I scale rating was completed for each patient, which was the key secondary endpoint of the study. Both the 10 mg and the 5 mg doses of AZ-004 showed statistically significant differences versus placebo in the CGI-I scores at the 2-hour post-dose time point.

CGI-I Scores (Mean Values)

Study Arm	2-Hour Post-Dose	p-Value
10 mg AZ-004 (n=112)	2.1	< 0.0001
5 mg AZ-004 (n=115)	2.3	0.0015
Placebo (n=115)	2.8	—
Additional Efficacy Endpoints
The 10 mg dose of AZ-004 also exhibited a rapid onset of effect. At 10 minutes post-dose, the 10 mg dose showed a statistically significant improvement in the PEC score (p < 0.0001), compared to placebo. The 10 mg dose sustained this statistically significant improvement at all measurement time points throughout the 24-hour study period, compared to placebo. The 5 mg dose was not statistically tested at the time points other than the 2-hour time point, as per the statistical analysis plan, but the mean changes in PEC scores demonstrated a dose response at all time points.
A dose response pattern for AZ-004 was also apparent, as measured by the need for a patient to require more than one dose of study drug by the 4-hour post-first dose time point. Compared to the 44% of the placebo group that required more than one dose of the study drug, only 25% of the 10 mg group (p = 0.0039) and 32% of the 5 mg group (p = 0.085) required more than one dose of study drug.
A responder analysis was conducted using the CGI-I scale. A responder was defined as having a CGI-I score at 2 hours after the first dose of either a 1 (very much improved) or 2 (much improved). Both the 5 mg (57% responders; p = 0.0015) and 10 mg (67% responders; p < 0.0001) doses of AZ-004 were statistically superior to placebo (36% responders).
Safety Evaluations
Side effects were recorded throughout the clinical trial period. The administration of AZ-004 was generally safe and well tolerated. The most common side effects reported (> 10% in any treatment group) were taste (dysgeusia), dizziness, sedation and headache. These side effects were generally mild to moderate in severity, and occurred in both drug and placebo dose groups.

Treatment Emergent Side Effects
(> 2% in any treatment group)

	Placebo	5 mg AZ-004	10 mg AZ-004
Term	(n=115)	(n=116)	(n=113)
Dysgeusia	3%	9%	11%
Dizziness	10%	5%	11%
Sedation	10%	13%	11%
Oral Hypoesthesia	0%	1%	4%
Headache	14%	3%	3%
Somnolence	3%	3%	3%
Nausea	5%	1%	2%
Vomiting	3%	1%	1%
Agitation	3%	1%	0%
There were two serious adverse events reported during the trial: exacerbation of schizophrenia (1 patient in the placebo group) and gastroenteritis (1 patient in the 10 mg group). Both of these events were scored by the investigator as “unrelated” to study drug.
The Agitation-Calmness Evaluation Scale (ACES) was recorded at baseline and at 2 hours after dosing, to determine the level of patient sedation. Baseline ACES scores were similar across the three patient groups. Mean scores at 2-hours post-dose for the 5 mg and 10 mg AZ-004 groups were in the range of “normal” to “mild calmness”.
“These positive Phase 3 results, corroborating our Phase 2 findings, show that AZ-004 is a viable product candidate to treat acute agitation,” said Thomas B. King, Alexza President and CEO. “We are very encouraged with the pace at which we have developed into a Phase 3 company. In addition to our clinical successes, we are aggressively escalating many commercialization activities, including our manufacturing scale-up, quality systems, regulatory affairs and commercial operations, as we continue to track toward our planned AZ-004 NDA submission in early 2010.”
Conference Call Information
Alexza will host a conference call later today, Tuesday, September 2, 2008 at 5:00 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call and replay are open to all interested parties.
To access the live conference call via phone, dial 800-299-8538. International callers may access the live call by dialing 617-786-2902. The reference number to enter the call is 39290605.

The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 52049815.
About Acute Agitation
Acute agitation, characterized by unpleasant arousal, tension, irritability and hostility, is one of the most common and severe symptoms of many major psychiatric disorders, including schizophrenia and bipolar disorder. According to the National Institute of Mental Health (NIMH), bipolar disorder affects about 5.7 million American adults while schizophrenia afflicts about 2.4 million people in the United States. Market research among physicians and health-care providers indicates that over 90% of these patients will experience agitation during their lifetime and that about 70% of those who experience agitation will have one to six episodes per year.
Agitated patients are often treated in an emergency department, and are also treated as in-patients in psychiatric hospitals or psychiatric units in standard hospitals. Market research among psychiatrists indicates that these physicians currently treat acute agitation with intramuscular (IM) injections, rapid-dissolve tablets or standard tablets. IM injections are invasive, can be disconcerting to patients as they often require the use of restraints, and can be dangerous to the medical personnel while they attempt to inject the patient. IM injections can also take up to 60 minutes to work. Oral tablets provide convenience of dosing alternatives, but have a slower onset of action. This market research has also identified speed of onset as an important factor that affects the choice of therapy for treating acute agitation. Alexza believes that many patients with schizophrenia or bipolar disorder can make informed decisions regarding their treatment in an acute agitated state and would prefer a rapid-acting, noninvasive treatment.
In summary, Alexza is developing AZ-004 to potentially offer an acute agitation treatment option that provides a fast onset of effect, that is noninvasive and safer to administer than injections, and that allows patients to be active participants in choosing acceptable treatment options.
About AZ-004 (Staccato loxapine)
AZ-004 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known generally as antipsychotics. The Staccato system is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free drug aerosol for deep lung delivery that results in IV-like pharmacokinetics. Alexza has completed four clinical trials with AZ-004 and has announced positive results from all four studies, including a 50 subject Phase 1 study in healthy volunteers, a 129 patient Phase 2 study in agitated schizophrenic patients, a 32 patient multiple-dose tolerability and PK study in non-agitated schizophrenic patients, and a 344 patient Phase 3 study in agitated schizophrenic patients. In July 2008, Alexza initiated a second Phase 3 clinical trial in bipolar disorder patients with acute agitation.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato loxapine (AZ-004 and AZ-104) and Staccato alprazolam (AZ-002). Alexza has granted a license to certain intellectual property rights for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The purchase option expires December 1, 2010.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has five product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, has completed one Phase 3 clinical trial and the second Phase 3 clinical trial ongoing. For the acute treatment of migraine headaches, AZ-001 (Staccato prochlorperazine) has completed Phase 2 testing and AZ-104 (Staccato loxapine) is in Phase 2 testing. Product candidates in Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential, efficacy and safety of AZ-004. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King President & CEO 650.944.7634 tking@alexza.com